Fortis Announces $5.3 Million In Funding Agreements

WINTER PARK, Fla., May 10, 2004 (BUSINESS WIRE) -- Fortis Enterprises (OTCBB: FRTE) announced today that the Company has entered into a Standby Equity Distribution Agreement ("SEDA") with US-based investment fund Cornell Capital Partners LP in the amount of $5 million. Additionally, the Company entered into a secured convertible debenture agreement with Cornell in order to provide the Company with expedited access to $300,000 of funding, $150,000 of which has been received by FRTE.

Under the SEDA, Cornell has committed to provide up to $5 million of funding to be drawn down at the Company's discretion by the purchase of the Company's common stock. The Company may request up to $200,000 in any six-day period in exchange for issuing Cornell shares of common stock. The facility may be used in whole or in part entirely at the Company's discretion, subject to an effective registration statement.

Stephen W. Carnes, CEO of Fortis Enterprises stated, "The funding agreement with Cornell Capital will enable the Company to have access to the capital that it needs to execute its business strategy. I am pleased with the funding arrangement as it provides the Company with access to capital in a manner that enables the Company the flexibility to receive funds at the Company's sole discretion."

Additionally, Mr. Carnes stated, "The Company will now begin to undertake the necessary steps to complete the first acquisition that was previously announced by the Company. I am also pleased to announce that the Company recently began making initial contacts with other potential acquisition candidates. These contacts were made so that as we complete the first acquisition we will have other acquisition candidates in the pipeline in an effort to expedite the overall growth of the Company."

About Fortis Enterprises -- Fortis Enterprises is a publicly traded company on the Over-the-Counter Bulletin Board under the symbol FRTE. The Company is presently a development stage company that intends to capitalize upon the niche market opportunities within the commercial and residential restoration service markets. More information is available about Fortis Enterprises at www.fortisenterprises.com.

Fortis Enterprises does not have any relationship with, nor the approval of, Fortis (NL) N.V. Corporation, Fortis, Inc., or any of their affiliates.

For up to date corporate information about Fortis Enterprises, contact Stephen W. Carnes at 407-435-3959. E-mail:

info@fortisenterprises.com.

This press release contains certain "forward-looking" statements, as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, the timing of the availability of the SEDA, the Company's ability to execute its business strategy, the actual receipt of funds from Cornell Capital, the Company's ability to consummate and complete acquisitions, the Company's access to future capital, the successful integration of acquired companies, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors that may be identified from time to time in the Company's public announcements. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

This press release is provided for information purposes only and is not intended to constitute an offer to sell or a solicitation of an offer to buy securities.

SOURCE: Fortis Enterprises

CONTACT: Fortis Enterprises, Winter Park

Stephen W. Carnes, 407/435-3959

E-mail: info@fortisenterprises.com